Exhibit 14.2

                       ROBOCOM SYSTEMS INTERNATIONAL INC.

              Code of Ethics for Financial Executives and Employees

      In my role as a financial executive and/or an employee in the accounting department of Robocom Systems International Inc. (the "Company"), I certify to you that I adhere to and advocate the following principles and responsibilities governing my professional and ethical conduct.

      To the best of my knowledge and ability:

      1. I act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships.

      2. I provide the Company with information that is accurate, complete, objective, relevant, timely and understandable.

      3. I comply with rules and regulations of federal, state, provincial and local governments, and other appropriate private and public regulatory agencies.

      4. I provide full, fair, accurate, timely and understandable disclosure in reports and documents the Company files, or submits, to the United States Securities and Exchange Commission and in its other public communications.

      5. I act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing my independent judgment to be subordinated.

      6. I respect the confidentiality of information acquired in the course of my work except when authorized or otherwise legally obligated to disclose. Confidential information acquired in the course of my work is not used for personal advantage.

      7. I share knowledge and maintain skills important and relevant to the Company's needs.

      8. I proactively promote ethical behavior as a responsible manager within the Company.

      9. I achieve responsible use of and control over all assets and resources employed or entrusted to me.

      10. I promptly report violations of this Code of Ethics or the Robocom Systems International Inc. Code of Ethics and Business Conduct to the Chief Executive Officer of the Company or to a member of the Board of Directors.

      11. I accept responsibility for adherence to this Code of Ethics and the Robocom Systems International Inc. Code of Ethics and Business Conduct, and acknowledge I will be held accountable to such adherence by other senior managers of the Company and by its Board of Directors.

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Date


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Signature

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Name (please print)